Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 22, 2014, relating to the financial statements and financial highlights which appears in the November 30, 2013 Annual Report to Shareholders of Sentinel Short Maturity Government Fund which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “To Get More Information”, “Fund Services Arrangements”, and “General Information” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

January 30, 2014